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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K
                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


             Date of Report (Date of earliest event) March 17, 2000
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                           BELDEN & BLAKE CORPORATION
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             (Exact name of registrant as specified in its charter)



            Ohio                          0-20100                34-1686642
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(State or other jurisdiction of   (Commission File Number)   (IRS Employer
incorporation)                                               Identification No.)




5200 Stoneham Road, North Canton, Ohio                                  44720
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(Address of principal executive offices)                              (Zip Code)

                                 (330) 499-1660
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               Registrant's telephone number, including area code
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Item 2.  Acquisition or Disposition of Assets
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         On March 17, 2000, Belden & Blake Corporation (the "Company") sold the stock of Peake Energy, Inc. ("Peake"), a wholly owned subsidiary to North Coast Energy, Inc. ("North Coast"), an independent oil and gas company, with an effective date of January 1, 2000. The sale included substantially all of the Company's oil and gas properties in West Virginia and Kentucky. The sale resulted in net proceeds of approximately $69 million.

         At December 31, 1999, using SEC pricing parameters Peake had proved developed reserves of approximately 66.5 Bcfe (billion cubic feet equivalent) and proved undeveloped reserves of approximately 3.7 Bcfe. Peake's reserves represented 20.2% of the Company's total proved reserves.

         The purchase price was determined as a result of arms-length negotiations among the parties and reflects the fair value of the proved oil and gas reserves associated with the properties and the fair value attributable to the undeveloped leasehold acreage and other corporate assets. There is no material relationship between the Company and North Coast or any of its directors or officers.

         On December 14, 1999, the Company and its bank group amended its senior revolving credit agreement. The revolving credit commitment in the amended agreement provides for a $75 million revolving portion which matures on June 27, 2002 and a $50 million term portion which matures on March 31, 2000. At March 15, 2000, the outstanding balance under the credit facility was $112 million. The outstanding borrowings consisted of $62 million borrowed under the revolving portion of the facility and $50 million borrowed under the term portion.

         The amended agreement also increased the interest rate from LIBOR plus 2.5% to LIBOR plus 3.5% until the $50 million term portion is paid in full and thereafter a range of LIBOR plus 2.5% to 3.0% based on the percent of the borrowing base usage. The outstanding balances under the amended agreement incur interest at the Company's choice of several indexed rates, the most favorable being 9.67% at March 15, 2000.

         Under the terms of the amended credit agreement, the borrowing base on the revolving portion would remain at $75 million until the earlier of: (i) the sale of Peake; and (ii) the redetermination of the borrowing base in the ordinary course, pursuant to the terms of the existing credit agreement. Proceeds from the sale of Peake were used to repay the $50 million term loan portion of the credit facility and to reduce the amount outstanding on the revolving credit facility to approximately $48 million.

         On March 10, 2000, the Company obtained the unanimous consent of its bank group to further amend the revolving credit agreement to establish a borrowing base of $62.7 million and to forego the May 2000 borrowing base redetermination. The next scheduled borrowing base redetermination is in November 2000. The amended agreement will also place certain limitations on the Company's capital investments for the drilling and completing of oil and gas wells and the acquisition of producing oil and gas interests until the next borrowing base redetermination. These limitations are not expected to have any effect on the Company's ongoing drilling program. The Company plans to spend approximately $16.1 million to drill 125 gross (99 net) exploratory and development wells in 2000.

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Item 7.  Financial Statements and Exhibits
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         It is impractical to provide the required pro forma financial information relating to the disposition of Peake at the time this report on Form 8-K is filed. The Company anticipates that such pro forma financial information will be filed by April 3, 2000.

Signatures
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         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    March 20, 2000                     BELDEN & BLAKE CORPORATION
         --------------                     (Registrant)



                                            By: /s/ John L. Schwager
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                                            John L. Schwager
                                            Director, President, and Chief
                                            Executive Officer